Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 1100, 640 - 5TH AVENUE SW CALGARY, ALBERTA T2P 3G4

News Release

Lone Pine Resources Announces First Quarter 2013 Results

CALGARY, ALBERTA, May 9, 2013 — Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE, TSX: LPR) today announced financial and operational results for the first quarter of 2013.

Selected highlights for the first quarter of 2013 include:

•                              Average net sales volumes of 49.4 MMcfe/d with oil and NGLs weighting of 35%

•                              Oil and NGLs net sales volumes of 2,845 bbls/d

•                              Adjusted EBITDA of $11.3 million

•                              Invested $31.8 million in the quarter, which included drilling 8 gross (6.8 net) wells, completing 9 gross (7.3 net) wells and bringing onstream 9 gross (7.3 net) wells

•                              Completed the Herronton non-core asset disposition for gross proceeds of $13.7 million

•                              Completed the semi-annual redetermination of the borrowing base under the Company’s credit facility including an amendment of the total debt to EBITDA financial covenant

Tim Granger, President & Chief Executive Officer of Lone Pine, stated, “The first quarter of 2013 saw Lone Pine execute on a reduced capital program as we continued to monitor liquidity and focus our efforts on the strategic initiatives that remain in front of the Company.  In the field, it was a successful quarter as we brought wells onstream on time and on budget and have made great strides on cost containment and advancing operational improvements, including significant cost savings on a four well pad operation that reduced drilling and completion costs by up to 15%.

Strategically, we completed the disposition of our third non-core asset at attractive metrics and in April reached an agreement with our lending syndicate for a revised borrowing base and expanded financial covenant.  Both of these accomplishments furthered our objectives of continuing to reduce the Company’s indebtedness and secure liquidity for future growth.  We are continuing to progress other opportunities identified through our core asset review process and remain firmly committed to creating long term value for our stockholders.”

The Company has filed its Quarterly Report on Form 10-Q for the three months ended March 31, 2013 with the U.S. Securities and Exchange Commission and on SEDAR in Canada.  Selected financial and operational information is outlined below and should be read in conjunction with the Quarterly Report on Form 10-Q, which is available for review at www.sec.gov, at www.sedar.com, and on the Company’s website at www.lonepineresources.com.

Financial and Operational Results

Financial Results

Lone Pine reported adjusted EBITDA for the first quarter of 2013 of $11.3 million and adjusted discretionary cash flow of $2.6 million.  Lone Pine reported an adjusted net loss in the first quarter of 2013 of $19 million or $(0.22) per diluted share.  Financial results for the first quarter of 2013 were negatively affected by the disposition of $96 million of non-core assets that occurred in the fourth quarter of 2012 and the first quarter of 2013.  In addition, we incurred $2.4 million ($1.8 million net of capitalized portion) of one-time costs in the first quarter of 2013 relating to the severance of former executive officers.

See “Non-GAAP Measures” at the end of this news release for a reconciliation of adjusted EBITDA, adjusted discretionary cash flow and adjusted net earnings (loss), which are non-GAAP measures, to their most directly comparable GAAP measures.

Average Daily Sales Volumes

Lone Pine’s average daily net sales volumes for the first quarter of 2013 were 49.4 MMcfe/d, which was a decrease of 30% from the fourth quarter of 2012.  Lone Pine’s average daily oil and NGLs net sales volumes for the first quarter of 2013 were 2,845 bbls/d, which was 14% lower than the fourth quarter of 2012.  Lone Pine’s natural gas sales volumes in the first quarter of 2013 were 32.3 MMcf/d, which was 36% lower than the third quarter of 2012.  Lone Pine’s net sales volumes in the first quarter of 2013 were negatively impacted by the disposition of approximately 20 MMcfe/d of natural gas weighted properties in the previous quarter combined with natural production declines following consecutive quarters of reduced capital expenditure programs.

Revenue and Expenses

The average realized natural gas price (before hedges) for the first quarter of 2013 decreased 8% to $2.60 per MMBtu compared to $2.82 per MMBtu in the fourth quarter of 2012.  The average realized natural gas price was negatively affected in the first quarter of 2013 due a greater proportion of the Company’s natural gas sales being linked to a legacy corporate marketing contract, which increases the corporate price differential.  The average realized oil price (before hedges) for the first quarter of 2013 of $84.00 per bbl increased 6% from $79.56 per bbl in the fourth quarter of 2012.  Realized oil prices in the first quarter of 2013 benefited from a rising WTI price in the quarter although that increase was offset by an increase to the WTI to Edmonton Par differential, which averaged $6.66 per bbl in the quarter compared to $1.07 per bbl in the fourth quarter of 2012.

Lone Pine realized natural gas hedging gains of $0.2 million ($0.06 per Mcf) and oil hedging gains of $0.9 million ($3.57 per bbl) for total realized hedging gains of $1.1 million ($0.24 per Mcfe) in the first quarter of 2013.

Lone Pine’s total production expense per unit for the first quarter of 2013 increased 25% to $2.89 per Mcfe compared to $2.32 per Mcfe in the fourth quarter of 2012.  The production expense per unit increased in the first quarter of 2013 due to the disposition of lower operating cost natural gas properties in the previous quarter.  Lone Pine’s general and administrative expense totaled $7.3 million or $1.64 per Mcfe in the first quarter of 2013 compared to $4.7 million or $0.72 per Mcfe in the previous quarter.  Lone Pine’s general and administrative expenses included $1.8 million (net of capitalized portion) of one-time severance related expenses.  Lone Pine’s depreciation, depletion and amortization expense per unit for the first quarter of 2013 was $4.29 per Mcfe compared to $4.26 per Mcfe in the previous quarter.

Capital Expenditures

Capital expenditures for the first quarter of 2013 were $31.8 million, of which $29.2 million was spent on drilling and completion costs and $2.6 million was capitalized overhead.

Long-Term Debt

Outstanding indebtedness at March 31, 2013 consisted of $152 million outstanding on the Company’s bank credit facility and US$198 million of senior notes.  Effective April 15, 2013, the Company’s credit facility was amended to decrease the available borrowing base to $185 million along with increasing the Company’s total debt to EBITDA financial covenant to 4.5 to 1.0 for any quarterly period ending on or before June 30, 2013.  The next scheduled redetermination of the borrowing base is expected to occur on or about November 1, 2013.

Financial and Operational Highlights

The following table highlights certain financial and operational highlights for the three months ended March 31, 2013 and  December 31, 2012:

	Three Months Ended
(In $ thousands, unless otherwise noted)	March 31, 2013	Dec. 31, 2012
Financial
Revenue	28,846	36,766
Adjusted EBITDA	11,300	25,372
Adjusted Discretionary Cash Flow	2,626	16,035
Per Share	$0.03	$0.19
Adjusted Net Income	(19,045)	(12,851)
Per Share	$(0.22)	$(0.15)
Capital Expenditures	31,825	14,891
Long-Term Debt	353,097	346,985

Operational
Average Daily Working Interest Sales Volumes
Oil (bbls/d)	3,100	3,467
NGLs (bbls/d)	78	261
Natural Gas (MMcf/d)	37.8	51.6
Total (MMcfe/d)	56.9	74.0
Total Equivalent (MMcfe)	5,121	6,805
% Oil & NGLs	34%	30%

Average Daily Net Sales Volumes
Oil (bbls/d)	2,789	3,120
NGLs (bbls/d)	56	185
Natural Gas (MMcf/d)	32.3	50.7
Total (MMcfe/d)	49.4	70.6
Total Equivalent (MMcfe)	4,443	6,491
% Oil & NGLs	35%	28%

Average Realized Prices
Oil ($/bbl)	$84.00	$79.56
NGLs ($/bbl)	38.20	44.94
Natural Gas ($/MMBtu)	2.60	2.82
Average Realized Prices Before Hedges ($/Mcfe)	$6.49	$5.66
Realized Hedging Gains ($/Mcfe)	0.24	1.17
Average Realized Prices Including Hedges ($/Mcfe)	$6.73	$6.83

Total Production Expense ($/Mcfe)	$2.89	$2.32
Depreciation, Depletion and Amortization ($/Mcfe)	$4.29	$4.26

Operational Update

Evi

Net sales volumes from Evi decreased 3% in the first quarter of 2013 to 2,652 boe/d (2,930 boe/d working interest) compared to 2,730 boe/d (2,995 boe/d working interest) in the fourth quarter of 2012.  In the first quarter of 2013, Lone Pine drilled 8 gross (6.8 net) wells, completed 9 gross (7.3 net) wells and brought onstream 9 gross (7.3 net) wells at Evi.  Lone Pine drilled six net operated wells that were brought onstream in the quarter, although five of the wells were not brought onstream until late March so the production impact was not reflected in the quarter.

Deep Basin

Net sales volumes from the Deep Basin averaged 25.7 MMcfe/d in the first quarter of 2013 compared to 42.5 MMcfe/d in the fourth quarter of 2012 as sales volumes declined due to the disposition of certain natural gas weighted non-core assets in the fourth quarter of 2012 and the first quarter of 2013.

Interim 2013 Guidance Update

Lone Pine has reiterated its previously provided guidance for the first half of 2013.  Lone Pine continues to expect net sales volumes of 45 — 47 MMcfe/d (52 — 54 MMcfe/d working interest) with capital expenditures of approximately $35 million.

Lone Pine expects to provide second half and full year 2013 guidance upon conclusion of its previously announced, ongoing core asset strategy review.

Conference Call

A conference call to discuss the first quarter of 2013 results is scheduled for Friday, May 10, 2013, at 10:00 AM MT.  To participate, please dial 866-318-8616 (toll-free from North America) or 617-399-5135 and request the Lone Pine teleconference (ID#44284279) or listen to the webcast on Lone Pine’s website at www.lonepineresources.com.  A replay will be available through June 10, 2013 by dialing 888-286-8010 or 617-801-6888 and entering passcode #80212384.

Annual Meeting of Stockholders

Lone Pine will hold its 2013 Annual Meeting of Stockholders on Wednesday, May 15, 2013, at 9:30 AM MT, at The Metropolitan Conference Centre, 333 — 4th Avenue SW, Calgary, Alberta.

Non-GAAP Measures

Adjusted Net Earnings (Loss)

In addition to reporting net earnings (loss) as defined under GAAP, Lone Pine also presents Adjusted Net Earnings (Loss), which is a non-GAAP measure.  Adjusted Net Earnings (Loss) consists of net earnings (loss) after adjustment for those items described in the table below.  Adjusted Net Earnings (Loss) does not represent, and should not be considered an alternative to, GAAP measurements, such as net earnings (loss) (its most comparable GAAP measure), and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Lone Pine believes the measure is useful to investors because similar measures are frequently used by securities analysts, ratings agencies, investors, and other interested parties in their evaluation of companies in similar industries.  Lone Pine’s management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings (loss) and revenues, to measure operating performance.

The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to Adjusted Net Earnings (Loss) for the period presented (in thousands):

Three Months Ended
March 31, 2013

Net (loss)	$(28,264)
Unrealized losses on derivative instruments, net of tax	5,661
Foreign currency exchange losses, net of tax	3,558
Adjusted Net Loss	$(19,045)

Weighted average number of diluted shares outstanding	85,375

Adjusted net earnings (loss) per diluted share	$(0.22)

Adjusted EBITDA

In addition to reporting net earnings as defined under GAAP, we also present Adjusted EBITDA, a non-GAAP measure calculated as net earnings (loss) before interest expense, income tax expense (recovery), DD&A expense, impairment of goodwill, impairment of assets, ceiling test write-downs of oil and natural gas properties, accretion of asset retirement obligations, unrealized losses (gains) on derivative instruments and foreign currency exchange (gains) losses. Adjusted EBITDA also excludes the stock-settled portion of stock-based compensation expense, as this amount will be settled in shares of our common stock rather than cash payments. By eliminating these items, we believe the result is a useful measure across time in evaluating our fundamental core operating performance. Our management also uses Adjusted EBITDA to manage our business, including in preparing our annual operating budget and financial projections. We believe that Adjusted EBITDA is also useful to investors since similar measures are frequently used by securities analysts, rating agencies, investors and other interested parties in their evaluation of companies in similar industries.  As indicated, Adjusted EBITDA does not include interest expense on borrowed money, DD&A expense on capital assets or the payment of income taxes, which are all necessary elements of our operations. Adjusted EBITDA does not account for these and other expenses and therefore its utility as a measure of our operating performance has material limitations. As a result of these limitations, our management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net earnings (loss) and revenues, to measure operating performance.

The following table reconciles net earnings (loss) to Adjusted EBITDA.  Net earnings (loss) is the most directly comparable measure calculated and presented in accordance with GAAP.

Three Months Ended
March 31, 2013

Net loss	$(28,264)
Interest expense	7,433
Income tax expense (recovery)	(74)
Depreciation, depletion and amortization	19,061
Accretion of asset retirement obligations	192
Unrealized losses on derivative instruments	7,548
Foreign currency exchange losses (gains)	4,068
Stock-based compensation (equity portion)	1,336
Adjusted EBITDA	$11,300

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities as defined under GAAP, we also present Adjusted Discretionary Cash Flow, which is a non-GAAP measure. Adjusted Discretionary Cash Flow consists of net cash provided by operating activities before changes in working capital items. Management uses Adjusted Discretionary Cash Flow as a measure of liquidity and believes it provides useful information to investors because it assesses net cash provided by operating activities for each period before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities. This measure does not represent the residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. As a result, its utility as a measure of our operating performance has material limitations.

The following table reconciles net cash provided by operating activities to Adjusted Discretionary Cash Flow. Net cash provided by operating activities is the most directly comparable measure calculated and presented in accordance with GAAP:

Three Months Ended
March 31, 2013

Net cash provided by operating activities	$2,826
Changes in working capital:
Accounts receivable	(4,814)
Prepaid expenses and other current assets	139
Accounts payable and accrued liabilities	(1,369)
Accrued interest and other current liabilities	5,844
Adjusted Discretionary Cash Flow	$2,626

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Canadian securities laws. All statements, other than statements of historical facts, that address activities that Lone Pine assumes, plans, expects, believes, projects, aims, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this news release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Lone Pine cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements relating to Lone Pine are subject to all of the risks and uncertainties normally incident to its exploration for and development and production and sale of oil and natural gas.

These risks relating to Lone Pine include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves and other risks as described in reports that Lone Pine files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and the other reports that Lone Pine files with the SEC and with Canadian securities regulators.  Any of these factors could cause Lone Pine’s actual results and plans to differ materially from those in the forward-looking statements.

Prices for Lone Pine’s products are determined primarily by prevailing market conditions.  Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather, and other substantially variable factors.  The cost of services and materials needed to produce Lone Pine’s products are also determined by prevailing market conditions, both regional and worldwide.  These factors are beyond Lone Pine’s control and are difficult to predict.  In addition, prices received by Lone Pine for its liquids and natural gas production may vary considerably due to differences between regional markets, transportation availability, and demand for different grades of products.  Lone Pine’s financial results and resources are highly influenced by this price volatility.

Estimates for Lone Pine’s future production are based on assumptions of capital expenditure levels and the assumption that market demand, prices for liquids and natural gas, and the cost of required services and materials will continue at levels that allow for economic production of these products.  The production, transportation, and marketing of liquids and natural gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, and meteorological events.  Lone Pine’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed.  Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors.  Therefore, Lone Pine can give no assurance that its future results will be as estimated.

Units of Equivalency

This news release discloses certain information on an “equivalency” basis with oil and NGL quantities converted to Mcfe (thousand cubic feet of gas equivalent) or MMcfe (million cubic feet of gas equivalent) based on a conversion ratio of one bbl of liquids to six Mcf of natural gas.  Units of equivalency such as Mcfe and MMcfe may be misleading, particularly if used in isolation.  A Mcfe conversion ratio of one bbl of crude oil or NGLs to six Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.  Although this conversion ratio is an industry accepted norm, it is not reflective of price or market value differentials between product types.  Capital expenditure estimates are based on our current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth in this news release as well as expectations about other operating and economic factors.

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Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada.  Lone Pine’s principal reserves, producing properties and exploration prospects are located in Canada in the provinces of Alberta, British Columbia and Quebec and the Northwest Territories.  Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR.  For more information about Lone Pine, please visit its website at www.lonepineresources.com.

For further information please contact:

Tim Granger

President & Chief Executive Officer

Tel.: (403) 292-8000

Shane Abel

Vice President, Finance & Treasurer

Tel.: (403) 292-8000